UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 21, 2013

Pioneer Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Missouri	333-103293	44-0607504
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4700 Belleview Avenue, Suite 300, Kansas City, Missouri	64112
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (816) 756-2020

Not Applicable

(Former name, former address and former fiscal year, if

changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On June 21, 2013, Pioneer Financial Services, Inc. (the “Company”) entered into the thirty sixth amendment (the “Amendment”) to the Secured Senior Lending Agreement (“SSLA”) with the lenders listed on the SSLA and UMB Bank, N.A. (the “Agent”).  The Amendment (i) permits the declaration and payment of a $20 million one-time unrestricted dividend from the Company to its parent company MidCountry Financial Corp. (“MCFC”) on or before June 30, 2013; (ii) amends the revolving credit line interest rate to be 4% or prime, whichever is greater, for all new borrowings after June 21, 2013; (iii) amends the amortizing term notes interest rate to be 5.25% or 270 basis points over the 90-day moving average of like-term treasury notes, whichever is greater, for all new borrowings after June 21, 2013; (iv) permits the reimbursement of actual costs associated with shared services provided by MCFC, provided such reimbursement shall not exceed $820,000 for the period April 1, 2013 to September 30, 2013, where the annual reimbursement shall not exceed $1,640,000 for fiscal year 2013, plus 7% per annum for years thereafter; (v) amends and modifies certain definitions used in the SSLA; and (vi) consents to the third amended and restated Loan Sale and Master Services Agreement (“LSMS Agreement”) between the Company, MidCountry Bank and the Agent with an effective date of June 21, 2013.

The service fees for the period April 1, 2013 to March 31, 2014 under the Amendment include; (i) an annual relationship fee of $33.86 for each loan and retail installment contract in the Company’s portfolio to be paid monthly. The relationship fee for July 1, 2013 through September 30, 2013 will be based on the Company’s portfolio as of June 20, 2013. After September 30, 2013, the relationship fee will be based on the Company’s portfolio on the last day of each fiscal year; (ii) a $30 loan origination reimbursement fee for each loan purchased by the Company from MidCountry Bank and paid at time of purchase; and (iii) a monthly servicing fee of 0.68% (8.14% annually) of the outstanding principal balance of loans serviced as of the last day of the prior month end. The amended LSMS Agreement’s service fees for the period after April 1, 2014 include; (i) a $30 loan origination reimbursement fee for each loan purchased by the Company from MidCountry Bank; (ii) an annual base fee of $500,000 paid in equal monthly installments; (iii) a monthly serving fee of 0.43% (5.14% annually) of the outstanding principal balance of loans serviced as of the last day of the prior month end; and (iv) a monthly special services fee at a rate of 125% of the cost for such services rendered in specific areas not included in the LSMS Agreement.

In addition, the Company entered into an Expense Sharing Agreement with MCFC and its subsidiaries and MidCountry Bank and its subsidiaries to document the agreement among MCFC and the Company and the other subsidiaries of MCFC and MidCountry Bank regarding the sharing of expenses among the parties and the reimbursement to be paid to MCFC by the parties to compensate MCFC for time spent by its officers and team members in providing services to its subsidiaries as well as services provided by such subsidiaries to the other subsidiaries.

The foregoing summary of the Amendment and the exhibits thereto (including the summary of the Expense Sharing Agreement which is an exhibit to the Amendment)  is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Pursuant to the rules and regulations of the SEC, the Company has filed the Amendment and the exhibits thereto as exhibits to this current report on Form 8-K.  The Amendment contains a reaffirmation of representations, warranties and covenants by the parties and other factual information about the Company, MidCountry Bank or MCFC or their respective businesses or operations.  The reaffirmations of these representations, warranties covenants and other factual statements: (i) have been made solely for the benefit of the other party or parties to such agreements; (ii) were made only as of the date of such agreements or such other date(s) as expressly set forth in such agreements and are subject to more recent developments, which may not be fully reflected in our public disclosure; (iii) may have been subject to qualifications with respect to materiality, knowledge and other matters, which qualifications modify, qualify and create exceptions to the representations, warranties and covenants in the agreements; (iv) may be qualified by disclosures made to such other party or parties in connection with signing such agreements, which disclosures contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants in such agreements; (v) have been made to reflect the allocation of risk among the parties to such agreements rather than establishing matters as facts; and (vi) may apply materiality standards different from what may be viewed as material to investors.  Accordingly, these representations, warranties, covenants and statements of fact should not be relied upon by investors as they may not describe our actual state of affairs as of June 21, 2013 or as of the date of filing this current report on Form 8-K.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Amendment No. 36 dated June 21, 2013 to Secured Senior Lending Agreement dated as of June 12, 2009, among Pioneer Financial Services, Inc., the listed lenders and UMB Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Name	Title	Date

/s/ Thomas H. Holcom, Jr.	Chief Executive Officer,	June 21, 2013
Thomas H. Holcom, Jr.	Chairman and Director
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment No. 36 dated June 21, 2013 to Secured Senior Lending Agreement dated as of June 12, 2009, among Pioneer Financial Services, Inc., the listed lenders and UMB Bank, N.A.